Exhibit 10.1

SENSE TECHNOLOGIES INC.
2535 N. Clanton Avenue
Grand Island, Nebraska 68803
t: 308.381.1135

September 14, 2005

Stewart Webb
City Legal White Frirs
6 Caramelite
London UK EC4Y0B5

Re: Agreement to provide European market consulting and advisory services

This letter agreement sets forth the terms whereby you will provide consulting and advisory services to Sense Technologies Inc. ("Sense") with respect to the distribution and promotion in Europe of Sense's automotive safety products.

1.	Your responsibilities will include the following:

a.
During the currency of this Agreement you will work diligently to evaluate and provide marketing opportunities with major automotive product distributors for the marketing and sales of our Guardian Alert® (in countries with appropriate technical certification requirements) and ScopeOut® products in the European Market.

b.
You will use best-efforts to obtain grant and other publicly-disbursed funds of a type not repayable by Sense (or any company owned or controlled by Sense or affiliated with Sense) with which to promote Sense's automotive safety products.

	c.	You will dedicate sufficient time to the provision of the tasks described in sections 1 and 2 above.

d.
You will provide a written update and progress report to the president of Sense at least once every 30 days respecting the responsibilities as described in sections 1 and 2 above. Sense will review this Agreement after six months and may adjust the terms hereof in consultation with you.

2.
In consideration for your signing this Agreement, and to provide you with an equity position that reflects your role in the establishment of a European marketing and sales strategy, Sense will issue to you 500,000 shares (the “Shares”) at a deemed price of USD$0.33 per share. Sense will use reasonable best efforts to ensure the shares are not “restricted securities” under U.S. securities laws, including filing a registration statement on Form S-8 with the U.S. Securities and Exchange Commission. You agree to take, and authorize Sense to take, all reasonable steps to ensure compliance with U.S. securities laws in connection with the resale of the Shares.

3.
You agree that this Agreement does not confer upon you any authority to bind the company with respect to any contract, other agreement, commitment, or obligation, and you agree not to represent to any third party that you have such authority. Sense will specifically authorize you in writing should such binding authority be required in any specific case.

4.
During the currency of this Agreement and for a period of one year thereafter, you agree not to take any action that could reasonably be expected to result in the loss of market share or market opportunity for Sense or that would compete with the business of Sense, other than any actions taken that are an ordinary part of your existing business activities.

5.
You have had the opportunity to obtain, and are solely responsible for obtaining, independent legal, tax and investment advice in respect of this Agreement and the Shares, and you understand the risks associated with an investment in the Shares.

6.	You will be responsible for your own expenses incurred in connection with this Agreement, unless an expense is specifically approved by Sense for re-imbursement.

7.	You understand that it is your responsibility to ensure compliance with the securities laws of your jurisdiction of residence in connection with this Agreement and the receipt of the Shares.

8.	Sense may terminate this Agreement in its sole discretion at any time with or without cause or reason.

Please confirm your agreement to the foregoing terms by signing below where indicated. Signatures in counterparts and by fax or PDF document format will be accepted as binding.

Yours truly,
Sense Technologies Inc.

Per: /s/ Bruce Schreiner

Bruce Schreiner, President

I agree to the foregoing terms and conditions effective the date referenced above.

/s/ Stewart Webb
Stewart Webb